AMENDMENT TO
JOHN HANCOCK CLOSED END FUNDS
SERVICE AGREEMENT
FOR
TRANSFER AGENT SERVICES

THIS AMENDMENT (this “Amendment”) dated October 18, 2010 to the Service Agreement for Transfer Agent Services dated June 1, 2002, as amended (the “Agreement”), is entered into between Mellon Investor Services LLC, a New Jersey limited liability company (“Mellon”), and John Hancock Premium Dividend Fund (previously known as John Hancock Patriot Premium Dividend Fund II), a Massachusetts Business Trust (“Client”).
WHEREAS, effective October 18, 2010 John Hancock Patriot Premium Dividend Fund II changed its name to John Hancock Premium Dividend Fund, and Mellon and the Client are entering into this Amendment for the purpose of reflecting this name change in the Agreement, pursuant to which Mellon will provide transfer agent and related services to Client. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Agreement.
WHEREAS, Mellon and Client desire to amend the Agreement as provided in this Amendment.
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	Amendments to Agreement
(a)	the Agreement is being amended to reflect the name change of John Hancock Patriot Premium Dividend Fund II to John Hancock Premium Dividend Fund.

(b)	Exhibit D is hereby amended to include the attached.
2.	Term of the Amendment. This amendment shall become effective upon due execution and delivery by both parties hereto, and shall remain in effect for so long as the Agreement shall remain in effect.
3.	Ratification. Except as expressly set forth herein, the Agreement is not modified hereby and shall remain in full force and effect in accordance with the respective provisions thereof and is in all respects ratified and affirmed.
4.	Partial Invalidity. If any provision of this Amendment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Amendment as a whole, but this Amendment shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Mellon and Client have caused these presents to be duly executed as of the day and year first above written.
MELLON INVESTOR SERVICES LLC

By: Name:	/s/Lynore LeConche Lynore LeConche
Title:	Relationship Manager
JOHN HANCOCK PREMIUM DIVIDEND FUND

By: Name:	/s/Charles A. Rizzo Charles A. Rizzo
Title:	Chief Financial Officer

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